Exhibit 1.1

(Translation)

ARTICLES OF INCORPORATION

ADVANTEST CORPORATION

ARTICLES OF INCORPORATION

CHAPTER I. GENERAL PROVISIONS

Article 1.    (Corporate Name)

The Company shall be called “Kabushiki Kaisha Advantest” in Japanese and shall be expressed in English as “ADVANTEST CORPORATION”.

Article 2.    (Objective)

The objective of the Company shall be to engage in the following business activities:

1.	Manufacture and sale of electric, electronic and physicochemical appliances and their applied equipment;
2.	Manufacture and sale of appliances, equipment and software related to any of the foregoing items;
3.	Lease and rental of equipment and appliances, etc., incidental to each of the foregoing items;
4.	Workers dispatching business; and
5.	Any and all business incidental to any of the foregoing items.

Article 3.    (Location of Head Office)

The Company shall have its head office in Nerima-ku, Tokyo.

Article 4.    (Method of Public Notice)

Public notices of the Company shall be given on the Nikkei issued in Tokyo.

CHAPTER II. SHARES

Article 5.    (Total Number of Shares Authorized to be Issued)

The total number of shares authorized to be issued by the Company shall be two hundred and twenty million (220,000,000) shares; provided, however, that in the case of redemption of shares of the Company, the corresponding amount of shares redeemed shall be decreased therefrom.

Article 6.    (Denomination of Share Certificates)

The denominations of the share certificates issued by the Company shall be in accordance with the Share Handling Regulations to be prescribed by the Board of Directors.

Article 7.    (Number of Shares and Not to Issue Share Certificates Constituting Less Than One Full Unit)

1.	The number of shares constituting one unit of shares of the Company shall be one hundred (100) shares.

2.	The Company shall not issue any certificate for shares constituting less than one full unit of shares (hereinafter referred to as “shares constituting less than one full unit”), unless the Share Handling Regulations provide otherwise.

Article 8.    (Additional Sales of Shares Constituting Less Than One Full Unit)

A holder of shares of the Company (including a beneficial holder of shares of the Company, hereinafter each a “Shareholder”) constituting less than one full unit may, in accordance with provisions of the Share Handling Regulations, request the Company to sell to the Shareholder the number of shares that will constitute one full unit together with his/her shares constituting less than one full unit.

Article 9.    (Share Handling Regulations)

The registration of transfer of shares, the registration on the Beneficial Shareholders’ Register in writing or digitally, the purchase and the additional sales of shares constituting less than one full unit, and other matters related to the handling of shares of the Company and fees therefor shall be governed by the Share Handling Regulations to be prescribed by the Board of Directors.

Article 10.    (Transfer Agent)

1.	The Company shall have a transfer agent for its shares.

2.	The transfer agent and its handling office shall be appointed by resolution of the Board of Directors and the public notice thereof shall be given;

3.	The Shareholders’ Register of the Company (including the Beneficial Shareholders’ Register of the Company, hereinafter the “Shareholders’ Register”) and the Register for Lost Share Certificates shall be kept at the handling office of the transfer agent, and the registration of transfer of shares, the registration on the Beneficial Shareholders’ Register in writing or digitally, the purchase and the additional sales of shares constituting less than one full unit, and other matters related to shares shall be handled by the transfer agent and shall not be handled by the Company.

Article 11.    (Record Date)

1.	The Company shall deem the shareholders registered on the last Shareholders’ Register as of March 31 of each year in writing or digitally as those shareholders who are entitled to exercise their rights at the Ordinary General Meeting of Shareholders concerning the relevant account settlement date.

2.	In addition to the case provided for in the preceding paragraph, whenever necessary, in accordance with a resolution of the Board of Directors and upon giving prior public notice, the Company may deem the shareholders or the registered pledgees registered on the last Shareholder’s Register one certain date in writing or digitally as those shareholders or the registered pledgees who are entitled to exercise their rights.

CHAPTER III. GENERAL MEETING OF SHAREHOLDERS

Article 12.    (Convocation of General Meeting of Shareholders)

1.	The Ordinary General Meeting of Shareholders shall be convened within three (3) months after April 1 each year and the Extraordinary General Meeting of Shareholders shall be convened at any time whenever necessary.

2.	The General Meeting of Shareholders of the Company shall be held at the location of the Head Office or at some place adjacent thereto, or in Tokyo.

Article 13.    (Convener and Chairman of General Meeting of Shareholders)

1.	The General Meeting of Shareholders shall be convened by a Representative Director previously determined by the Board of Directors in accordance with the resolution of the Board of Directors. In case that such Representative Director is unable to act, one of other Directors shall take his/her place in the order predetermined by the Board of Directors.

2.	A Representative Director previously determined by the Board of Directors shall act as the chairman of the General Meeting of Shareholders, and should such Representative Director be unable to act, one of other Directors shall take his/her place in the order predetermined by the Board of Directors.

Article 14.    (Method of Resolution)

1.	Unless otherwise provided for by laws and ordinances or by the Articles of Incorporation, the resolution of the General Meeting of Shareholders shall be adopted by a majority vote of the total voting rights of the shareholders present at the meeting

2.	Special resolutions of a General Meeting of Shareholders set forth in Article 343 of the Commercial Code shall be adopted by the affirmative vote of two-thirds of the shares of voting stock represented in person or by proxy at the meeting, and a quorum for the meeting shall consist of Shareholders holding at least one-third of all the shares of voting stock.

Article 15.    (Restriction on Voting by Proxy)

1.	A shareholder may exercise his/her voting right by entrusting other shareholder who is entitled to exercise his/her voting right as his/her proxy.

2.	The Shareholder or proxy shall submit to the Company a document evidencing the authority of such proxy for each General Meeting of Shareholders.

Article 16.    (Minutes of General Meeting of Shareholders)

The substance of proceedings of the General Meeting of Shareholders and the results thereof shall be recorded in the minutes in writing or digitally, and the chairman and the Directors present shall affix their names and seals thereto or put their electronic signatures thereon.

CHAPTER IV. DIRECTORS AND THE BOARD OF DIRECTORS

Article 17.    (Number of Directors)

The number of Directors of the Company shall be ten (10) or less.

Article 18.    (Election of Directors)

1.	Directors shall be elected at the General Meeting of Shareholders.

2.	For the election of Directors, the attendance of the shareholders holding one third (1/3) or more of the voting rights of the total shareholders shall be required, and the resolution shall be adopted by a majority of votes thereof.

3.	Cumulative voting shall not be used for election of Directors.

Article 19.    (Term of Office of Director)

1.	The term of office of a Director shall expire at the conclusion of the Ordinary General Meeting of Shareholders held with respect to the last account settlement date within two (2) years after their assumption of office.

2.	The term of office of a Director elected to fill a vacancy or due to an increase in number of Directors shall be the same as the remaining term of the other Directors then in office.

Article 20.    (Representative Director and Director with Titles)

1.	The Board of Directors shall by its resolution appoint one or more Representative Directors.

2.	The Board of Directors may by its resolution elect a Chairman of the Board and a Vice Chairmen of the Board.

Article 21.    (Convocation Notice and Resolutions of the Board of Directors)

1.	The convocation notice of the Board of Directors shall be dispatched to each Director and Corporate Auditor at least three (3) days prior to the date set for the meeting; provided, however, that such period may be shortened in the case of urgency.

2.	The convocation notice as provided for in the preceding paragraph may be omitted when the unanimous consent of all the Directors and the Corporate Auditors is obtained.

3.	The resolution of the Board of Directors shall be adopted by a majority vote of the Directors present at the meeting at which a majority of Directors are present.

Article 22.    (Regulations of the Board of Directors)

Any matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors to be prescribed by the Board of Directors, in addition to the laws and ordinances or these Articles of Incorporation.

Article 23.    (Minutes of Meeting of the Board of Directors)

The substance of proceedings of the meeting of the Board of Directors and the results thereof shall be recorded in the minutes in writing or digitally, and the Directors and the Corporate Auditors present at the meeting shall affix their names and seals thereto or put their electronic signatures thereon.

Article 24.    (Remuneration of Directors)

The amount of remuneration and that of retirement allowance to Directors shall be determined at the General Meeting of Shareholders.

Article 25.    (Counselors and Advisors)

The Board of Directors may by its resolution appoint one or more Counselors and Advisors, respectively.

CHAPTER V. CORPORATE AUDITOR

Article 26.    (Number of Corporate Auditors)

The number of Corporate Auditors of the Company shall be four (4) or less.

Article 27.    (Election of Corporate Auditors)

1.	Corporate Auditors shall be elected at the General Meeting of Shareholders.

2.	For the election of Corporate Auditors, the attendance of shareholders holding not less than one third (1/3) of the voting rights of the total shareholders shall be required, and the resolution shall be adopted by a majority of votes thereof.

Article 28.    (Term of Office of Corporate Auditors)

1.	The term of office of Corporate Auditors shall expire at the conclusion of the Ordinary General Meeting of Shareholders held with respect to the last account settlement date within four (4) years after their assumption of office.

2.	The term of office of a Corporate Auditor elected to fill a vacancy of another Corporate Auditor who has retired before his/her term of office expires, shall be the same as the remaining term of office of the retired Corporate Auditor.

Article 29.    (Standing Corporate Auditor)

Corporate Auditors shall by their mutual vote appoint Standing Corporate Auditor(s).

Article 30.    (Convocation Notice of the Board of Corporate Auditors and Resolution Thereof)

1.	The convocation notice of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor at least three (3) days prior to the date set for the meeting; provided, however, that such period may be shortened in the case of urgency.

2.	The convocation notice as provided for in the preceding paragraph may be omitted when the unanimous consent of all the Corporate Auditors is obtained.

3.	The resolution of the Board of Corporate Auditors shall be adopted by a majority of Corporate Auditors, unless otherwise provided for by laws and ordinances.

Article 31.    (Regulations of the Board of Corporate Auditors)

Any matters concerning the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors to be prescribed by the Board of Corporate Auditors in addition to the laws and ordinances or these Articles of Incorporation.

Article 32.    (Minutes of Meeting of the Board of Corporate Auditors)

The substance of proceedings of the meeting of the Board of Corporate Auditors and the results thereof shall be recorded in the minutes in writing or digitally, and the Corporate Auditors present at the meeting shall affix their names and seals thereto or put their electronic signatures thereon.

Article 33.    (Remuneration of Corporate Auditors)

The amount of remuneration and that of retirement allowance to Corporate Auditors shall be determined at the General Meeting of Shareholders.

CHAPTER VI. ACCOUNTING

Article 34.    (Business Year)

The business year of the Company shall be one (1) year starting from April 1 of each year and ending on March 31 of the following year and the last day of each business year shall be the account settlement date.

Article 35.    (Dividends)

Dividends of the Company shall be paid to the shareholders or registered pledgees registered on the last Shareholders’ Register as of March 31, of each year in writing or digitally.

Article 36.    (Interim Dividends)

The Company may, by resolution of the Board of Directors, make such cash distribution as provided for in Article 293-5 of the Commercial Code (hereinafter called “interim dividends”) to the shareholders or registered pledgees registered on the last Shareholders’ Register as of September 30, of each year in writing or digitally.

Article 37.    (Effective Period for Dividend Payment)

If the dividends or interim dividends should not be received within three (3) years after the commencing date of the payment thereof, the Company shall be released from the obligation to make such payment.

1.	Enacted	June 6, 1954;
2.	Amended	May 20, 1964;
3.	Amended	May 20, 1965;
4.	Amended	May 30, 1969;
5.	Amended	February 19, 1974;
6.	Amended	April 9, 1974;
7.	Amended	May 21, 1974;
8.	Amended	August 15, 1974;
9.	Amended	October 22, 1974;
10.	Amended	December 25, 1974;
11.	Amended	February 16, 1976;
12.	Amended	June 28, 1982;
13.	Amended	June 29, 1983;
14.	Amended	June 28, 1985;
15.	Amended	June 29, 1989;
16.	Amended	June 27, 1991;
17.	Amended	June 29, 1994;
18.	Amended	June 29, 1995;
19.	Amended	June 26, 1998;
20.	Amended	June 29, 1999;
21.	Amended	June 28, 2001;
22.	Amended	June 27, 2002; and
23.	Amended	June 27, 2003.